Exhibit No. 99

For Immediate Release

Media Contact:	Investor Contacts:
Sue Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com
Shannon Burns, Senior Investor Relations Manager
(612) 291-6126 or shannon.burns@bestbuy.com

Best Buy Fiscal 2004 Earnings From
Continuing Operations Increase 29% To
$800 Million, Or $2.44 Per Share

Fourth-quarter EPS from continuing operations increases 22% to $1.42;

Revenue growth and operating income rate expansion drive performance;
Company anticipates 15-20% earnings growth in FY05

Fourth-Quarter Performance Summary - Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Feb. 28, 2004	March 1, 2003
Revenue	$8,449	$6,989
Comparable store sales % gain(1)	9.7%	1.2%
Gross profit as % of revenue	25.4%	25.1%
SG&A as % of revenue	16.4%	16.3%
Operating income as % of revenue	9.0%	8.7%
Diluted EPS – continuing operations	$1.42	$1.16
Diluted EPS	$1.42	$0.96

Note: All periods presented exclude Musicland's financial results; they are reported as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations.  Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition.  The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

MINNEAPOLIS, March 31, 2004 — Best Buy Co., Inc. (NYSE: BBY) today reported earnings from continuing operations of $469 million, or $1.42 per diluted share, for the quarter ended Feb. 28, 2004, an increase of 24 percent compared with $378 million, or $1.16 per diluted share, for the quarter ended March 1, 2003.

“We achieved outstanding growth in revenue and earnings for the fourth quarter and the fiscal year,” said Brad Anderson, vice chairman and CEO of Best Buy Co., Inc. “Our focus on the customer has resulted in our highest market share, customer satisfaction, customer loyalty and brand awareness ever. These results are all due to the work of our employees, who are simply world class.”

As previously reported, revenue for the fourth quarter increased 21 percent to $8.4 billion from $7.0 billion for the fourth quarter of fiscal 2003. The revenue increase reflected a comparable store sales gain of 9.7 percent and the addition of 78 new stores in the past 12 months.

The gross profit rate for continuing operations improved to 25.4 percent of revenue for the quarter, compared with last year’s fourth-quarter rate of 25.1 percent of revenue. The gross profit rate expansion was across multiple product categories and reflected more effective promotions and improved assortments. The cost of Reward Zone, the Company’s customer loyalty program, reduced the gross profit rate by approximately 0.4 percent of revenue for the fourth quarter.

The Company’s selling, general and administrative expense rate for continuing operations was essentially flat at 16.4 percent of revenue for the quarter versus the prior year’s period. Expense leverage resulted from the 9.7-percent increase in comparable store sales, the larger base of stores and actions taken to reduce support function costs. However, these rate reductions were offset by higher performance-based incentive compensation (which increased the expense rate by 0.6 percent of revenue for the fourth quarter, compared with the prior year’s fourth quarter, due to the Company’s performance being much stronger in the fiscal 2004 quarter) and continued investments in customer centricity test stores. The Company invested approximately 0.4 percent of revenue in the fourth quarter developing and testing its customer centricity strategy. The Company said it believes that its 32 customer centricity stores contributed to higher revenue and gross profits for the quarter; in fact, the test stores collectively led the Company in terms of comparable store sales gains for the quarter and the year. The Company is expected to announce its customer centricity rollout plans later this spring, and its fiscal 2005 earnings guidance includes the expected impact of the customer centricity initiative.

Operating income from continuing operations rose to a record 9.0 percent of revenue for the fourth quarter, compared with last year’s fourth-quarter rate of 8.7 percent of revenue.

“Our Canadian stores contributed to the earnings improvement,” Anderson added. “Our dual-brand strategy drove the superior performance in our international segment in fiscal 2004. The segment reported operating income of $47 million for the quarter, up from $21 million for the prior year’s period. Its fourth-quarter operating income more than doubled, reflecting the opening of new Best Buy and Future Shop stores, significant market share gains, SG&A leverage and cost controls.”

Net interest income declined to $1 million for the fourth quarter of fiscal 2004 from $5 million for the prior year’s quarter. The Company’s effective tax rate for the fourth quarter declined to 38.3 percent from 38.7 percent over the same period one year ago, reflecting a lower effective state income tax rate.

Fiscal Year Performance Summary – Continuing Operations

(U.S. dollars in millions, except per share amounts)

	Feb. 28, 2004	March 1, 2003
Revenue	$24,547	$20,946
Comparable store sales % gain(1)	7.1%	2.4%
Gross profit as % of revenue	25.2%	25.0%
SG&A as % of revenue	19.9%	20.2%
Operating income as % of revenue	5.3%	4.8%
Diluted EPS – continuing operations	$2.44	$1.91
Diluted EPS	$2.15	$0.30

Note: All periods presented exclude Musicland’s financial results; they are reported as discontinued operations.

(1) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations.  Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition.  The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

For the fiscal year, the Company reported earnings from continuing operations of $800 million, or $2.44 per diluted share, a 29-percent increase compared with $622 million, or $1.91 per diluted share, for fiscal 2003. Revenue increased 17 percent to $24.5 billion for the 2004 fiscal year, including a comparable store sales gain of 7.1 percent. The operating income rate improved to 5.3 percent of revenue for fiscal 2004, compared with 4.8 percent of revenue for the prior year. The increase was the result of a higher gross profit rate, achieved through better merchandising and more effective use of promotions; and a lower SG&A rate, reflecting the impact of leverage and efficiency initiatives, which was partially offset by increased performance-based incentive compensation and spending on customer centricity test stores.

The Company reported that its fiscal 2004 capital expenditures were approximately $550 million, $150 million less than its initial guidance of $700 million. Net interest expense for fiscal 2004 totaled $8 million, compared with net interest income of $4 million for fiscal 2003. Depreciation and amortization increased to $385 million, compared with $310 million for the prior year, reflecting the addition of new stores and the move one year ago to the Company’s new corporate campus. The Company’s tax rate declined slightly as a result of a lower effective state income tax rate.

The Company’s cash position increased to $2.6 billion at the end of the fiscal year, versus $1.9 billion at the end of fiscal 2003. In the fourth quarter, the Company distributed its first two cash dividends, which reduced cash by approximately $130 million. At the end of the fiscal year, merchandise inventories totaled $2.6 billion, compared with $2.1 billion at the end of fiscal 2003. The increase resulted from an increase in the number of stores and management’s decision to improve in-stock levels to support a higher level of comparable store sales growth and to increase customer satisfaction.

Company Repurchased $40 million In Stock

During the fiscal fourth quarter, the Company repurchased approximately 736,000 shares of its common stock at an average price of $54.32 per share. On Oct. 21, 2003, the Company announced its intention to buy back shares under its existing share repurchase program, and it subsequently repurchased 1,028,000 shares during the fiscal third quarter. At the end of fiscal 2004, the Company had $200 million remaining under the existing authorization. Collectively, the Company returned to shareholders approximately 29 percent of its earnings from continuing operations (approximately $230 million) through dividends and stock repurchases in the fiscal year.

Company Expects Earnings Growth of 15-20% in Fiscal 2005

The Company expects earnings from continuing operations to increase 15 to 20 percent in fiscal 2005, to a range of $2.80 to $2.93 per diluted share. This guidance assumes the opening of approximately 73 new stores, a gain in comparable store sales of 4 to 6 percent, the conversion of up to 100 additional stores to its customer centricity platform and an improvement in the operating income rate for the fiscal year of approximately 0.3 percent of revenue, driven primarily by a lower SG&A rate. The Company also expects capital expenditures of approximately $700 million in fiscal 2005.

“In the first half of fiscal 2005, we expect strong comparable store sales gains, driven by increased customer loyalty, high brand awareness and outstanding execution in the stores,” stated Darren Jackson, executive vice president and CFO. “While comparable store sales comparisons are more difficult in the second half, we see opportunities to gain share and deliver operating efficiency. We are very optimistic about the year as a whole.”

For the first quarter of fiscal 2005, which ends on May 29, the Company anticipates earnings from continuing operations in the range of 30 to 35 cents per diluted share, an increase of approximately 55 percent compared with 21 cents for the first quarter of the prior year. This guidance is based on an expected comparable store sales gain of 7 to 9 percent for the first quarter. “Our comparable store sales gain in March has continued the pace we saw in the fiscal fourth quarter,” Jackson added.

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. EST on March 31. The call is expected to be available on its Web site both live and after the call, at www.BestBuy.com. Investors may access the call by clicking on “For Our Investors.”

Statements made in this news release, other than those concerning historical financial information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is North America’s leading specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company’s subsidiaries operate retail stores and/or Web sites under the names: Best Buy (BestBuy.com), Future Shop (FutureShop.ca), Geek Squad (GeekSquad.com), and Magnolia Audio Video (Magnoliaav.com). The Company’s subsidiaries reach consumers through more than 750 stores in the United States and Canada.

— Segment Performance Summaries and Financial Statements Follow —

Domestic Fourth-Quarter Performance Summary(1)

(U.S. dollars in millions)

	Feb. 28, 2004	March 1, 2003
Revenue	$7,605	$6,411
Comparable store sales % gain(2)	9.9%	1.2%
Gross profit as % of revenue	25.5%	25.1%
SG&A as % of revenue	16.1%	15.9%
Operating income	$712	$591
Operating income as % of revenue	9.4%	9.2%

(1) The domestic segment is comprised of U.S. Best Buy and Magnolia Audio Video operations.

(2) Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening.

International Fourth-Quarter Performance Summary(1)

(U.S. dollars in millions)

	Feb. 28, 2004	March 1, 2003
Revenue	$844	$578
Comparable store sales % gain(2)	7.9%	0.6%
Gross profit as % of revenue	24.2%	24.9%
SG&A as % of revenue	18.7%	21.3%
Operating income	$47	$21
Operating income as % of revenue	5.5%	3.6%

(1) The international segment is comprised of Future Shop and Best Buy operations in Canada.

(2)  Comprised of revenue at stores and Internet sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of acquisition. The calculation of the comparable store sales percentage gain excludes the impact of fluctuations in foreign currency exchange rates.

— Financial Statements Follow —

BEST BUY CO., INC.

CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	Feb. 28, 2004	Mar. 1, 2003	Feb. 28, 2004	Mar. 1, 2003
Revenue	$8,449	$6,989	$24,547	$20,946
Cost of goods sold	6,307	5,236	18,350	15,710
Gross profit	2,142	1,753	6,197	5,236
Gross profit %	25.4%	25.1%	25.2%	25.0%
Selling, general and administrative expenses	1,383	1,141	4,893	4,226
SG&A %	16.4%	16.3%	19.9%	20.2%
Operating income	759	612	1,304	1,010
Net interest income (expense)	1	5	(8)	4
Earnings from continuing operations before income tax expense	760	617	1,296	1,014
Income tax expense	291	239	496	392
Effective tax rate	38.3%	38.7%	38.3%	38.7%
Earnings from continuing operations	469	378	800	622
Loss from discontinued operations, net of tax	—	(67)	(29)	(441)
Loss on disposal of discontinued operations, net of tax	—	—	(66)	—
Cumulative effect of change in accounting principle for goodwill, net of $24 tax	—	—	—	(40)
Cumulative effect of change in accounting principle for vendor allowances, net of $26 tax	—	—	—	(42)
Net earnings	$469	$311	$705	$99

Basic earnings (loss) per share:
Continuing operations	$1.45	$1.17	$2.47	$1.93
Discontinued operations	—	(0.21)	(0.09)	(1.37)
Loss on disposal of discontinued operations	—	—	(0.20)	—
Cumulative effect of accounting changes	—	—	—	(0.25)
Basic earnings per share	$1.45	$0.97	$2.18	$0.31

Diluted earnings (loss) per share:
Continuing operations	$1.42	$1.16	$2.44	$1.91
Discontinued operations	—	(0.21)	(0.09)	(1.36)
Loss on disposal of discontinued operations	—	—	(0.20)	—
Cumulative effect of accounting changes	—	—	—	(0.25)
Diluted earnings per share	$1.42	$0.96	$2.15	$0.30

Dividends declared per common share	$0.10	$—	$0.40	$—

Basic weighted average common shares outstanding (in millions)	324.2	321.7	323.3	321.1

Diluted weighted average common shares outstanding (in millions)	329.7	324.4	328.0	324.8

Note: Quarterly data is unaudited.

—Balance Sheets Follow —

BEST BUY CO., INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
($ in millions)
Subject to Reclassification

	Feb. 28, 2004	Mar. 1, 2003
ASSETS
Current assets
Cash & cash equivalents	$2,600	$1,914
Receivables	343	312
Recoverable costs from developed properties	6	10
Merchandise inventories	2,607	2,077
Other current assets	168	188
Current assets of discontinued operations	—	397
Total current assets	5,724	4,898
Net property & equipment	2,244	2,062
Goodwill, net	477	429
Intangible assets	37	33
Other assets	170	115
Noncurrent assets of discontinued operations	—	157
TOTAL ASSETS	$8,652	$7,694

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,535	$2,195
Accrued liabilities	1,598	1,308
Current portion of long-term debt	368	1
Current liabilities of discontinued operations	—	320
Total current liabilities	4,501	3,824
Long-term liabilities	247	287
Long-term debt	482	828
Noncurrent liabilities of discontinued operations	—	25
Shareholders’ equity	3,422	2,730
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$8,652	$7,694

Note: Holders of our convertible debt due in 2021 can require us to redeem the debentures for cash during fiscal 2005.  As a result, debentures with a carrying value of $353 million have been included in the current portion of long-term debt in the Feb. 28, 2004, consolidated condensed balance sheet.

Certain prior-year amounts have been reclassified to conform to the current year’s presentation.

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